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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported)
                                  July 14, 1998




                        PROLOGIC MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)




           Arizona                      1-13704                 86-0498857
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)           Identification No.)



                            2030 East Speedway Blvd.
                              Tucson, Arizona 85719
               (Address of principal executive offices)(Zip Code)


                                 (520) 320-1000
              (Registrant's telephone number, including area code)
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Item 5.  Other Events

Prologic Management Systems, Inc. (the "Company") announced in a press release issued July 14, 1998 that its annual report on Form 10-KSB for the fiscal year ended March 31, 1998 would not be timely filed with the Securities and Exchange Commission (the "SEC"). On June 29, 1998, the Company filed Form 12b-25 requesting an extension of its June 29, 1998 filing deadline to submit its report on Form 10-KSB.

The Company attributes the delay to the late engagement of Arthur Andersen LLP as its independent public accountant and certain material uncertainties that have delayed completion of the audit. The Company anticipates filing its report on Form 10-KSB promptly upon resolution of these uncertainties.

Pending completion of the audit, Prologic expects to report fiscal year net sales of approximately $21,263,000, an increase of approximately $7,399,000 from net sales of $13,864,000 of the prior fiscal year. The Company expects to report a lower net loss for the fiscal year ended March 31, 1998 as compared to the prior fiscal year.

As previously reported in the Company's most recent 10-QSB for the quarter ended December 31, 1997, Prologic's listing agreement with the NASDAQ SmallCap Market requires the Company to maintain certain qualitative criteria, including net tangible assets of at least $2 million, and provide timely filings with the SEC. Currently, the Company has a hearing scheduled with NASDAQ on August 7, 1998 to review the Company's listing. If the Company were to lose its NASDAQ SmallCap Market listing, the Company's common stock and warrants would be traded on the OTC Electronic Bulletin Board under NASD regulation or in the non-NASDAQ over-the-counter market.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIC MANAGEMENT SYSTEMS, INC.


Dated:  July 15, 1998              By:     /s/James M. Heim
                                           -------------------------------------
                                           James M. Heim
                                           President and Chief Executive Officer